UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 22, 2003

ALTERRA HEALTHCARE CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-11999	39-1771281
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

10000 Innovation Drive
Milwaukee, Wisconsin 53226
(Address of principal executive offices)

(414) 918-5000
(Registrant's telephone number, including area code)

Item 5.        Other Events

         On July 22, 2003, the Registrant executed an Agreement and Plan of Merger (“Merger Agreement”) with FEBC-ALT Investors Inc. (“FEBC”) and FEBC-ALT Acquisition Inc. (“FEBC Merger Subsidiary”) pursuant to which FEBC will acquire 100% of the common stock of the Registrant upon the Registrant's emergence from its Chapter 11 bankruptcy proceeding (the “Merger”). Pursuant to the Merger Agreement, FEBC will pay the Registrant $76 million of merger consideration, which may be adjusted downward in certain circumstances. The merger consideration will be used (i) to fund costs of the Registrant's bankruptcy and reorganization and to provide for the working capital and other cash needs of the restructured Registrant and (ii) to fund a distribution to the Registrant's unsecured creditors. The consummation of the Merger is subject to the satisfaction of numerous conditions, including without limitation confirmation of the Registrant's Chapter 11 plan of reorganization by the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), receipt of consents and approvals from certain of the Registrant's secured lenders and lessors and compliance with applicable state and local health regulatory licensing requirements. The Merger Agreement provides for the Registrant to pay to FEBC a "break-up" fee in certain circumstances of $3 million plus up to $1 million as reimbursement for expenses. The Merger Agreement is filed as an exhibit to this Report, and reference is made to the Merger Agreement for all the terms and conditions related to the proposed Merger.

         At or prior to closing, FEBC will be a majority owned subsidiary of Emeritus Corporation (“Emeritus”), a national provider of assisted living and related services to seniors. Fortress Investment Trust II LLC (“Fortress”), a private equity fund, is providing financing to FEBC for the Merger transaction and owns a minority equity interest in FEBC. In connection with the execution of the Merger Agreement, Emeritus and Fortress delivered a Payment Guaranty to the Registrant pursuant to which Emeritus and Fortress guaranteed up to $6.9 million and $69.1 million of the merger consideration, respectively. The Payment Guaranty is filed as an exhibit to this Report.

         FEBC was the winning bidder and its Merger proposal the winning bid at an auction conducted by the Registrant on July 17, 2003 in order to identify the highest and best transaction available to provide for the liquidity needs of the Registrant as it emerges from its Chapter 11 reorganization, as well as to maximize the recovery to the Registrant's creditors. On July 23, 2003, the Registrant presented FEBC's Merger proposal as the winning bid at a Bankruptcy Court hearing in accordance with the court-approved bidding procedures. Following the hearing, the Bankruptcy Court entered an order authorizing the Registrant to execute the Merger Agreement and approving the proposed Merger as the highest and best bid at the auction conducted by the Registrant on July 17, 2003.

         The Registrant has filed an amended plan of reorganization and will be filing an amended disclosure statement with the Bankruptcy Court to incorporate the terms and conditions of the Merger, and following Bankruptcy Court approval of the disclosure statement, will be distributing the disclosure statement to its creditors and stakeholders in order to solicit their approval of the Registrant's Chapter 11 plan.

Item 7.        Exhibits

  Agreement and Plan of Merger by and among FEBC-ALT Investors Inc., FEBC-ALT Acquisition Inc. and Alterra Healthcare Corporation dated as of July 18, 2003 , which includes as Exhibit A the Registrant's First Amended Plan of Reorganization (certain schedules to the Agreement and Plan of Merger have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request).

  Payment Guaranty dated June 22, 2003, from Fortress Investment Trust II LLC and Emeritus Corporation.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 24, 2003.

ALTERRA HEALTHCARE CORPORATION
(Registrant)

By:   /s/ Mark W. Ohlendorf
Mark W. Ohlendorf, President,
Chief Financial Officer and Secretary

EXHIBIT INDEX

  Agreement and Plan of Merger by and among FEBC-ALT Investors Inc., FEBC-ALT Acquisition Inc. and Alterra Healthcare Corporation dated as of July 18, 2003 , which includes as Exhibit A the Registrant's First Amended Plan of Reorganization (certain schedules to the Agreement and Plan of Merger have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish copies of such omitted schedules supplementally to the Securities and Exchange Commission upon request).

  Payment Guaranty dated June 22, 2003, from Fortress Investment Trust II LLC and Emeritus Corporation.